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                                                                      Exhibit 23


                        CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Annual Report (Form 10-K) of American Standard Companies Inc. and in the Registration Statements on Form S-3 pertaining to the registration of $1,000,000,000 of debt securities (Registration No. 333-32627), Form S-8 pertaining to the Stock Incentive Plan (Registration No. 33-63007) and Form S-8 pertaining to the Employee Stock Purchase Plan (Registration No. 333-40575) of our reports dated February 16, 1998 with respect to the consolidated financial statements of American Standard Companies Inc. included in the 1997 Annual Report to Stockholders of American Standard Companies Inc., and with respect to the financial statement schedules included in this Annual Report (Form 10-K).


                                                           /s/ Ernst & Young LLP


New York, New York
March 27, 1998